UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the Securities Exchange Act of 1934 (Amendment No.)

Check the appropriate box:

[X] Preliminary Information Statement

[  ] Confidential, for Use of the Commission Only (as permitted by Rule 14A-6(e)(2))

[  ] Definitive Information Statement

STEALTH TECHNOLOGIES, INC.

(Name of Registrant as Specified In Its Charter)

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(2)	Aggregate number of securities to which transaction applies:___________

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(4)	Proposed maximum aggregate value of transaction:____________

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[  ] Fee paid previously with preliminary materials.

[  ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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STEALTH TECHNOLOGIES, INC.

801 West Bay Drive, Suite 470
Largo, FL 33770

(800) 579-0528

NOTICE OF ACTION BY WRITTEN CONSENT OF STOCKHOLDERS

NOTICE IS HEREBY GIVEN that the holders of more than a majority of the voting power of the stockholders of Stealth Technologies, Inc., a Nevada corporation (the “Company” “we,” “us,” or “our”), have approved the following actions without a meeting of stockholders in accordance with Section 78.320 of the Nevada Revised Statutes:

●	The approval of an amendment to our Articles of Incorporation, as amended (the “Articles of Incorporation”), to effect a reverse stock split of our outstanding shares of common stock at the ratio of 1-for-100 (the “Reverse Stock Split”).

●	The approval of an amendment to the Articles of Incorporation, to decrease our authorized shares of common stock from 2,000,000,000, par value $.001 per share, to 750,000,000, par value $.001 per share.

The action will become effective on or about the 20th day after the definitive information statement is mailed to our stockholders.

Stockholders are hereby further notified that we previously increased our authorized shares of common stock to (i) 2,000,000,000 shares, par value $0.001 per share, pursuant to a Certificate of Change we filed with the Nevada Secretary of State on December 11, 2019.

The enclosed information statement contains information pertaining to the matters acted upon.

WE ARE NOT ASKING YOU FOR A PROXY, AND YOU ARE REQUESTED NOT TO SEND US A PROXY

	By	Order of the Board of Directors
/s/ Alexander J. Clair
Alexander J. Clair
February __, 2020		Chief Executive Officer

STEALTH TECHNOLOGIES, INC.

801 West Bay drive, Suite 470
Largo, FL 33770

INFORMATION STATEMENT

Action by Written Consent of Stockholders

GENERAL INFORMATION

WE ARE NOT ASKING YOU FOR A PROXY,

AND YOU ARE REQUESTED NOT TO SEND US A PROXY

This information statement is being furnished in connection with the action by written consent of stockholders taken without a meeting described in this information statement.

What action was taken by written consent?

We obtained stockholder consent for the approval of amendments to our Articles of Incorporation to (i) effect a reverse stock split of the outstanding shares of our common stock at the ratio of 1-for-100 (the “Reverse Stock Split”), and (ii) decrease our authorized shares of common stock from 2,000,000,000, par value $.001 per share to 750,000,000 par value $.001 per share. We previously increased our authorized shares of common stock to (i) 2,000,000,000 shares, par value $0.001 per share, pursuant to a Certificate of Change we filed with the Nevada Secretary of State on December 11, 2019.

How many shares of voting stock were outstanding on the date the action was approved?

On January 27, 2020, the date we received the consent of the holders of a majority of the voting power of our stockholders, there were 183,906,074 shares of common stock outstanding and 1,000,000 shares of our Series A Preferred Stock outstanding. Each share of Series A Preferred Stock has voting rights equal to 1,000 votes per share with respect to any and all matters presented to the holders of common stock for their action.

What vote was obtained to approve the amendment to the Articles of Incorporation described in this Information Statement?

We obtained the approval of Brian McFadden, our Director, who holds 2,926,922 shares of our common stock and 500,000 shares of our Series A Preferred Stock, or approximately 42.48% of the voting power of our stockholders. We obtained the approval of Timothy Cabrera, our Director, who holds 8,367,596 shares of our common stock and 500,000 shares of our Series A Preferred Stock, or approximately 42.94% of the voting power of our stockholders. The total combined approval for Mr. McFadden and Mr. Cabrera was 85.22%.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Information included in this Information Statement may contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). This information may involve known and unknown risks, uncertainties and other factors which may cause the Company’s actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by any forward-looking statements. Forward-looking statements, which involve assumptions and describe the Company’s future plans, strategies and expectations, are generally identifiable by use of the words “may,” “will,” “should,” “expect,” “anticipate,” “estimate,” “believe,” “intend” or “project” or the negative of these words or other variations on these words or comparable terminology. These forward-looking statements are based on assumptions that may be incorrect, and there can be no assurance that these projections included in these forward-looking statements will come to pass. The Company’s actual results could differ materially from those expressed or implied by the forward-looking statements as a result of various factors. The Company undertakes no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

AMENDMENT TO THE ARTICLES OF INCORPORATION

TO EFFECT A REVERSE STOCK SPLIT OF THE OUTSTANDING SHARES OF OUR COMMON STOCK AT
THE RATIO OF 1-FOR-100

Our Board of Directors and the holders of a majority of the voting power of our stockholders have approved an amendment to our Articles of Incorporation to effect the Reverse Stock Split. The Reverse Stock Split would combine each 100 outstanding shares of our common stock, par value $.001 per share, into one share of common stock, par value $.001 per share, thus reducing the number of outstanding shares. The Reverse Stock Split would also result in a proportionate decrease in the number of shares of common stock we have reserved for issuance under convertible securities with our transfer agent. The Reverse Stock Split will become effective upon obtaining the requisite approval from the Financial Industry Regulatory Authority (“FINRA”). We filed the Amendment to our Articles of Incorporation to effect the Reverse Stock Split (the “Amendment”) with the Secretary of State of the State of Nevada on January 29, 2020. We filed a Current Report on Form 8-K with the commission on February 3, 2020 detailing the corporate action.

The form of the Certificate of Amendment filed with the Secretary of State of the State of Nevada is set forth as Appendix A to this Information Statement.

Reasons for the Reverse Split

The Board believes it is in the best interests of the Company and its stockholders to effect the Reverse Stock Split in order to (i) reduce the number of our issued and outstanding shares of common stock thereby increasing the number of shares of common stock available for issuance, (ii) reduce the number of shares of common stock we have reserved for issuance under convertible securities with our transfer agent, and (iii) increase the trading price of the common stock.

Currently, all of our unissued shares of common stock are reserved for issuance under outstanding convertible securities, which has curtailed our ability to engage in necessary financing activities. By effecting the Reverse Stock Split, even after giving effect to the reduction of our authorized shares of common stock as described further below, we will have a substantial number of shares of common stock available for issuance. This will allow us to resume our financing activities when needed and give us greater flexibility in considering and planning for future corporate needs. However, we do not currently have any definitive plans, arrangements, understandings or agreements regarding the issuance of the additional shares of common stock.

As of January 24, 2020, the closing price of our common stock was $0.0006. The Board also believes that the current price of our common stock has negatively impacted the Company’s ability to raise financing, and that an increase in the share price of the common stock as a result of the Reverse Stock Split will make an investment in the Company’s common stock or securities convertible into common stock more attractive to potential investors.

Potential Disadvantages of a Reverse Stock Split

Reduced Market Capitalization. While we expect that the reduction in the outstanding shares of common stock will increase the market price of the common stock, we cannot assure you that the Reverse Stock Split will increase the market price of our common stock by a multiple corresponding to the reverse split ratio, or result in any permanent increase in the market price, which can be dependent upon many factors, including our financing activities, business, financial performance and prospects. Should the market price decline after the Reverse Stock Split, the percentage decline may be greater, due to the smaller number of shares outstanding, than it would have been prior to the Reverse Stock Split. In some cases the stock price of companies that have effected reverse stock splits has subsequently declined back to pre-reverse split levels. Accordingly, we cannot assure you that the market price of our common stock immediately after the effective date of the Reverse Stock Split will be maintained for any period of time or that the ratio of post- and pre-split shares will remain the same after the Reverse Stock Split is effected, or that the Reverse Stock Split will not have an adverse effect on our stock price due to the reduced number of shares outstanding after the Reverse Stock Split. A Reverse Stock Split is often viewed negatively by the market and, consequently, can lead to a decrease in our overall market capitalization. If the per share price does not increase proportionately as a result of the Reverse Stock Split, then our overall market capitalization will be reduced.

Increased Transaction Costs. The number of shares held by each individual shareholder will be reduced if the Reverse Stock Split is implemented. This will increase the number of shareholders who hold less than a “round lot,” or 100 shares. Typically, the transaction costs to shareholders selling “odd lots” are higher on a per share basis. Consequently, the Reverse Stock Split could increase the transaction costs to existing shareholders in the event they wish to sell all or a portion of their position.

Liquidity. Although the Board believes that the decrease in the number of shares of common stock outstanding as a consequence of the Reverse Stock Split and the anticipated increase in the price of our common stock could encourage interest in our common stock and possibly promote greater liquidity for our shareholders, such liquidity could also be adversely affected by the reduced number of shares outstanding after the Reverse Stock Split.

Fractional Shares

No fractional shares of common stock would be issued as a result of a proposed Reverse Stock Split. Instead, shareholders who otherwise would be entitled to a fraction of a share of common stock will, in lieu of such fractional share, receive one whole share of common stock.

Outstanding Convertible Notes

Our outstanding convertible notes are convertible into common stock based upon a discount to the market price of our common stock at the time of conversion. Therefore, the number of shares into which the notes are convertible varies with the market price of our common stock.

The total principal and interest amount of our convertible notes as of January 24, 2020 was approximately $1,510,702. Amounts outstanding under our convertible notes convert into shares of common stock at fluctuating prices equal to our recent market price at the time of conversion, discounted by thirty five percent (35%) to fifty percent (50%) (depending on the terms of the particular convertible note).

The following table summarizes the number of shares of common stock that could be issued upon conversion of our outstanding convertible notes as of January 24, 2020, based upon a reasonable range of the recent market price of $0.0006 per share, and before giving effect to the Reverse Stock Split:

Number of Shares
25% below the recent market price	3,357,115,556
50% below the recent market price	5,035,673,333
75% below the recent market price	10,071,346,667

Effect of Reverse Stock Split on Convertible Securities

We have outstanding warrants to purchase shares of our common stock at fixed conversion prices that include provisions requiring adjustments to both the number of shares issuable upon exercise of such warrants, and the exercise prices of such warrants, in the event of a reverse stock split. For example, upon the effectiveness of the Reverse Stock Split, a warrant holder that previously held a warrant to purchase 100,000 shares of common stock at an exercise price of $0.0002 per share, would hold a warrant to purchase 100 shares at an exercise price of $0.20 per share.

Effect of Reverse Stock Split on Available Shares for Issuance

Because all of our unissued shares of common stock are currently reserved for issuance under convertible securities, we have minimal shares of common stock available for issuance. As a result of the Reverse Stock Split, even after giving effect to the reduction in our authorized shares of common stock to 750,000,000 shares as described further below, we will have a significant number of shares of common stock available for future issuance. The following table, as of February 10, 2020, summarizes the principal effects of the Reverse Stock Split, after giving effect to the reduction of our authorized shares of common stock, on our common stock outstanding, authorized and reserved for issuance:

Shares of Common Stock	Pre-Actions	Post-Actions
Issued and outstanding	201,902,074	2,019,021
Reserved for issuance upon conversion of notes, warrants, and preferred stock	1,797,106,330	17,971,063
Reserved for issuance pursuant to current and planned acquisitions	0	0
Authorized and unreserved	991,596	730,009,916

Implementation and Effect of the Reverse Stock Split

We expect that following the Reverse Stock Split we would have the same number of stockholders and, except for the rounding of fractional shares as described above, the completion of the Reverse Stock Split would not affect any shareholder’s proportionate equity interest in the Company. By way of example, a shareholder who owns a number of shares that prior to the Reverse Stock Split representing one-half of a percent of the outstanding shares of common stock would continue to own one-half of a percent of the outstanding shares of common stock after the Reverse Stock Split.

Exchange of Stock Certificates. Following the effective time of the Reverse Stock Split, holders of stock certificates representing our common stock may, but will not be required to, contact our stock transfer agent, New Horizon Transfer, regarding the procedure for surrendering certificates representing pre-split shares in exchange for certificates representing post-split shares. Holders of certificates will not receive a new stock certificate representing post-split shares until the outstanding certificate(s) representing such holder’s pre-split shares have been surrendered to our transfer agent. We will not issue scrip or fractional shares, or certificates for fractional shares, in connection with the Reverse Stock Split. Should you be entitled to receive fractional shares because you hold a number of shares not evenly divisible by the relevant reverse split number selected by our Board of Directors, you will receive one whole share of common stock instead of such fractional share. PLEASE DO NOT DESTROY ANY STOCK CERTIFICATE.

Effect of Failure to Exchange Stock Certificates. Upon the filing of the Amendment with the Secretary of State of Nevada, each certificate representing shares of our common stock outstanding prior to the that time will, unless and until surrendered and exchanged as described above, be deemed, for all corporate purposes, to evidence ownership of the whole number of shares of our common stock into which the shares of our common stock evidenced by such certificate have been converted by the Reverse Stock Split.

No Appraisals Rights

Under the Nevada law, you will not be entitled to appraisal rights upon our implementation of the Reverse Stock Split.

Federal Income Tax Consequences

The following description of the material federal income tax consequences of the Reverse Stock Split is based on the Internal Revenue Code, applicable Treasury Regulations promulgated under the Code, judicial authority and current administrative rulings and practices as in effect on the date of this proxy statement. Changes to the laws could alter the tax consequences described below, possibly with retroactive effect. We have not sought and will not seek an opinion of counsel or a ruling from the Internal Revenue Service regarding the federal income tax consequences of the Reverse Stock Split. This discussion is for general information only and does not discuss the tax consequences that may apply to special classes of taxpayers (e.g., non-resident aliens, broker/dealers or insurance companies). The state and local tax consequences of the Reverse Stock Split may vary significantly as to each shareholder, depending upon the jurisdiction in which such shareholder resides. We urge shareholders to consult their own tax advisors to determine the particular consequences to them.

The Reverse Stock Split should be treated as a recapitalization for U.S. federal income tax purposes. Therefore, a stockholder generally will not recognize gain or loss on the Reverse Stock Split. The aggregate tax basis of the post-split shares received will be equal to the aggregate tax basis of the pre-split shares exchanged therefor, and the holding period of the post-split shares received will include the holding period of the pre-split shares exchanged.

We will not recognize any gain or loss as a result of the Reverse Stock Split.

AMENDMENT TO THE ARTICLES OF INCORPORATION

TO DECREASE THE AUTHORIZED SHARES OF COMMON STOCK
FROM 2,000,000,000, PAR VALUE $.001 PER SHARE
TO 750,000,000, PAR VALUE $.001 PER SHARE

Our Board of Directors and the holders of a majority of the voting power of our stockholders have approved an amendment to our Articles of Incorporation to decrease our authorized shares of common stock from 2,000,000,000, par value $.001 per share, to 750,000,000, par value $.001 per share. The Reverse Stock Split will become effective upon obtaining the requisite approval from the Financial Industry Regulatory Authority (“FINRA”). We filed the Amendment to our Articles of Incorporation to effect the Reverse Stock Split (the “Amendment”) with the Secretary of State of the State of Nevada on January 29, 2020. We filed a Current Report on Form 8-K with the commission on February 3, 2020 detailing the corporate action.

The form of the Amendment filed with the Secretary of State of the State of Nevada is set forth as Appendix A to this Information Statement.

Reasons for and Effect of the Decrease in Authorized Shares

We currently have 2,000,000,000 shares of common stock authorized and 201,902,074 shares of common stock issued and outstanding as of February 10, 2020 and 1,797,106,330 shares of common stock reserved for issuance under convertible securities. Following the effectiveness of the Reverse Stock Split, we will have approximately 2,019,021 shares of common stock issued and outstanding and 17,971,063 shares of common stock reserved for issuance under convertible securities. We do not anticipate that for the foreseeable future following the Reverse Split we will need to have 2,000,000,000 shares authorized. We believe that it is in the best interests of the Company and its stockholders to have a reasonable number of authorized shares of common stock available for future issuances. The decrease in the number of our authorized shares of common stock will not have any effect on our authorized or issued shares of preferred stock or our convertible securities.

BENEFICIAL OWNERSHIP OF SECURITIES AND SECURITY OWNERSHIP OF MANAGEMENT

The following table and footnotes thereto sets forth information regarding the number of shares of common stock beneficially owned by (i) each director and named executive officer of our company, (ii) each person known by us to be the beneficial owner of 5% or more of its issued and outstanding shares of common stock, and (iii) all named executive officers and directors of the Company as a group. In calculating any percentage in the following table of common stock beneficially owned by one or more persons named therein, the following table assumes 201,902,074 shares of common stock issued and outstanding. Unless otherwise further indicated in the following table, the persons and entities named in the following table have sole voting and sole investment power with respect to the shares set forth opposite the shareholder’s name, subject to community property laws, where applicable.

Name of Beneficial Owner (1)	Common Stock Beneficially Owned	Percentage of Common Stock (3)
Brian McFadden (3)(4)	2,926,922	1.45%
Timothy Cabrera (5)(6)	8,367,596	4.14%
Alexander J. Clair (9)	0	0%
Jimmy Wayne Anderson (7)(8)	20,000,000	9.91%

Officers and Directors as a Group	11,294,518	5.59%

(1)	Beneficial Ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to options, warrants, or convertible debt currently exercisable or convertible, or exercisable or convertible within 60 days of February 10, 2020 are deemed outstanding for computing percentage of the person holding such option or warrant but are not deemed outstanding for computing the percentage of any person. Percentages are based on a total of shares of common stock outstanding on February 10, 2020, and the shares issuable upon exercise of options, warrants exercisable, and debt convertible on or within 60 days of February 10, 2020.
(2)	The number of common shares outstanding used in computing the percentages is 183,906,074.
(3)	Included within Mr. McFadden’s beneficial ownership includes 926,922 shares issued as per the terms of the Employment Agreement dated November 28, 2012 and 2,000,000 shares issued as per the terms of the August 1, 2019 Board of Directors Services Agreement.
(4)	The address for Mr. McFadden is 801 West Bay Drive, Suite 470, Largo, Florida 33770.
(5)	Included within Mr. Cabrera’s beneficial ownership includes 6,367,596 shares issued as per the terms of the January 30, 2018 Employment Agreement and 2,000,000 shares issued as per the terms of the August 1, 2019 Board of Directors Services Agreement.
(6)	The address for Mr. Cabrera is 801 West Bay Drive, Suite 470, Largo, Florida 33770.
(7)	Included within Mr. Anderson’s beneficial ownership includes 20,000,000 shares issued for compensation as per the terms of a consulting agreement between the Company and Mr. Anderson dated May 15, 2019.
(8)	The address for Mr. Anderson is 501 1st Ave N., Suite 901, St. Petersburg, FL 33701.
(9)	The address for Mr. Clair is 801 West Bay Drive, Suite 470, Largo, Florida 33770.

DISSENTER’S RIGHTS

Under the Nevada Revised Statutes, holders of shares of common stock are not entitled to dissenters’ rights with respect to any aspect of the Amendment, and we will not independently provide holders with any such right.

INTEREST OF CERTAIN PERSONS IN THE AMENDMENTS

No director, executive officer, associate of any director or executive officer or any other person has any substantial interest, direct or indirect, by security holdings or otherwise, in the Amendment which is not shared by all other holders of the shares of our common stock.

AVAILABLE INFORMATION

We are subject to the information and reporting requirements of the Exchange Act and in accordance with such Act we file periodic reports, documents and other information with the Securities and Exchange Commission relating to our business, financial statements and other matters. Such reports and other information may be inspected and are available for copying at the public reference facilities of the Securities and Exchange Commission at 100 F Street, N.E., Washington D.C. 20549 or may be accessed at www.sec.gov.

	By	Order of the Board of Directors
/s/ Alexander J. Clair
Alexander J. Clair
February __, 2020		Chief Executive Officer

Appendix A

CERTIFICATE OF AMENDMENT

TO ARTICLES OF INCORPORATION FOR NEVADA PROFIT CORPORATIONS

(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1.	Name of Corporation: Stealth Technologies, Inc.

2.	The Articles have been amended as follows:

A.	Upon the filing of this Certificate of Amendment, the outstanding shares of common stock of the Corporation, shall automatically and without further action be reverse split and reclassified (the “Reverse Split”) on a 1-for-100 basis, such that one (1) share of common stock, par value $.001 per share will be issued for each one hundred (100) shares of common stock outstanding immediately prior to the effectiveness of the Reverse Split. No fractional shares will be issued in connection with the Reverse Split; instead, any beneficial owner of common stock who would otherwise be entitled by reason of the Reverse Split to receive a fractional share of common stock shall instead receive one (1) whole share of common stock in lieu of such fractional share, which shall be a fully-paid and non-assessable share of common stock of the Corporation.

B.	The first clause of Section 1 of Article V is hereby amended to read as follows:

Section 1 - The aggregate number of shares of common stock, which the Corporation shall have authority to issue is 750,000,000, with a par value of $0.001 per share.

3.	The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the Articles of Incorporation have voted in favor of the amendment is: 87.11%.

4.	Effective date of filing: January 28, 2020

5.	Signature:

Alexander J. Clair, Chief Executive Officer